Exhibit 99.1

Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares Reaches $1 Billion in Assets during the First Quarter

Easton, Maryland (04/21/2008) - Shore Bancshares, Inc. (NASDAQ - SHBI) reported net income of $3.372 million or $0.40 per diluted share for the first quarter of 2008, compared to $3.340 million or $0.40 per diluted share for the fourth quarter of 2007 and $3.403 million or $0.41 per diluted share for the first quarter of 2007.

“We are pleased to report that we hit a significant milestone during the first quarter of 2008 in reaching $1 billion in total assets,” said W. Moorhead Vermilye, President and Chief Executive Officer. “Loan growth funded by deposit growth was the primary reason for the increase in total assets. Loan growth continued to be solid during the first quarter with strong demand. Despite Federal Reserve rate cuts of 200 basis points in the first quarter of 2008, for a total of 300 basis points in rate cuts since September 2007, we have maintained a strong net interest margin in 2008. The rate cuts had a significant and immediate impact on the overall yield on earning assets, especially the loan portfolio yield. The overall yield declined 44 basis points to 7.37 % when compared to the first quarter of 2007. On the funding side, it generally takes longer for rate cuts to reduce the overall cost of funds, especially in the time deposit portfolio. However, we do expect significant repricing opportunities in our time deposit portfolio over the next year, as the majority of these deposits mature within a one year time horizon. Deposit gathering continues to be a major challenge in this rate environment, but we are seeing evidence that new customers are coming to us because they prefer to work with a locally managed, locally headquartered company. Additionally, we recently hired several experienced bankers who should further add to our unusual depth of talent and help us bring in additional new commercial relationships. Nevertheless, we do expect continued pressure on our net interest margin in 2008.”

“Growth in noninterest income was good and amounted to 25.7% of total revenue for the quarter. Our capital resources are strong and should permit us to invest in our internal infrastructure as needed, as well as selected acquisition opportunities that may arise.”

“Our nonperforming assets and our loans past due 90 days and still accruing have declined since December 31, 2007 and we feel confident about our overall credit quality at this time.”

“On balance, the Delmarva Peninsula appears to be weathering the economic downturn reasonably well. Shore Bancshares is benefiting from the underlying strengths of our home market and the region’s proximity to many of the major metropolitan areas on the East Coast. As investors analyze where and when to re-enter the community banking sector, we believe they will concur that our franchise represents an attractive opportunity to purchase consistent performance and above-average prospects for future growth,” Vermilye said.

The Company’s return on average assets for the quarter ended March 31, 2008 was 1.38%, compared to 1.40% and 1.43% for the quarters ended December 31, 2007 and March 31, 2007, respectively. The return on average stockholders’ equity was 10.96% for the first quarter of 2008, compared to 11.78% for the fourth quarter of 2007 and 12.09% for the first quarter of 2007.

At March 31, 2008, total assets were $1.004 billion, total deposits were $808.9 million, and total stockholders’ equity was $122.7 million, compared to $956.9 million, $765.9 million and $120.2 million, respectively, at December 31, 2007. The increase in total assets of approximately $47 million since December 31, 2007 was related to growth in deposits, which were invested primarily in loans. The growth in loans totaled $32.2 million during the first quarter of 2008 and were $808.6 million at March 31, 2008.

Review of Financial Results for the Quarter
Net interest income for the first quarter of 2008 was $10.0 million, which represented an increase of 1.3% over the $9.9 million earned during the same period last year. Increased loan volume was the reason for the increase. Net interest income decreased 3.8% from the fourth quarter of 2007 primarily due to decreased rates. The Company’s net interest margin remained relatively flat at 4.42% for the first quarter of 2008 when compared to the first quarter of 2007 but decreased 28 basis points when compared to the fourth quarter of 2007.

The provision for credit losses for the three-month periods ended March 31, 2008 and 2007 was $462 thousand and $242 thousand, respectively. Net charge-offs were $87 thousand for the first quarter of 2008, compared to $36 thousand for the same period in 2007. The increased provision for the first quarter of 2008 when compared to the same period last year reflected the overall growth in the loan portfolio and current economic conditions. The provision for credit losses for the fourth quarter of 2007 was $465 thousand and net charge-offs were $135 thousand. Since December 31, 2007, nonperforming assets decreased $278 thousand and loans past due 90 days or more and still accruing decreased $508 thousand. Management believes that the provision for credit losses and the resulting allowance were adequate at March 31, 2008.

Noninterest income for the first quarter of 2008 increased $1.9 million when compared to the first quarter of 2007. The increase was primarily the result of the acquisition of two insurance agencies during the fourth quarter of 2007. Service charge income increased $182 thousand, insurance agency commissions increased $1.4 million and other noninterest income increased $244 thousand for the first quarter of 2008 when compared to the first quarter of 2007. Noninterest income increased $787 thousand from the fourth quarter of 2007 primarily due to an increase in insurance agency commissions.

Noninterest expense for the first quarter of 2008 increased $1.7 million when compared to the first quarter of 2007. The increase was primarily attributable to the operating expenses of the two insurance agencies acquired during the fourth quarter of 2007. Salaries and benefits increased $1.1 million and other noninterest expenses increased $610 thousand for the first quarter of 2008 when compared to the first quarter of 2007. Noninterest expense increased $289 thousand from the fourth quarter of 2007 primarily due to an increase in salaries and benefits partially offset by a decrease in other noninterest expenses.

Shore Bancshares Information
Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; three insurance producer firms, The Avon-Dixon Agency, LLC, Elliott Wilson Insurance, LLC and Jack Martin and Associates, Inc; a wholesale insurance company, TSGIA, Inc; two insurance premium finance companies, Mubell Finance, LLC and ESFS, Inc.; a registered investment adviser firm, Wye Financial Services, LLC; and a mortgage broker subsidiary, Wye Mortgage Group, LLC.

Forward-Looking Statements
This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

For further information contact: W. Moorhead Vermilye, President and CEO

Shore Bancshares, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

	1st quarter	4th quarter	1st quarter	1Q 08	1Q 08
	2008	2007	2007	compared to	compared to
	(1Q 08)	(4Q 07)	(1Q 07)	4Q 07	1Q 07
PROFITABILITY FOR THE PERIOD
Net interest income	$10,030	$10,426	$9,905	(3.8)%	1.3%
Provision for credit losses	462	465	242	(0.6)	90.9
Noninterest income	5,502	4,715	3,648	16.7	50.8
Noninterest expense	9,591	9,302	7,891	3.1	21.5
Income before income taxes	5,479	5,374	5,420	2.0	1.1
Income tax expense	2,107	2,034	2,017	3.6	4.5
Net income	$3,372	$3,340	$3,403	1.0	(0.9)

Return on average assets	1.38%	1.40%	1.43%	(1.4)%	(3.5)%
Return on average equity	10.96	11.78	12.09	(7.0)	(9.3)
Net interest margin	4.42	4.70	4.47	(6.0)	(1.1)
Efficiency ratio - GAAP based	61.75	61.44	58.22	0.5	6.1

PER SHARE DATA
Basic net income	$0.40	$0.40	$0.41	-%	(2.4)%
Diluted net income	0.40	0.40	0.41	-	(2.4)
Dividends paid	0.16	0.16	0.16	-	-
Book value at period end	14.62	14.35	13.54	1.9	8.0
Tangible book value at period end	11.96	11.68	11.94	2.4	0.2
Market value at period end	21.45	21.95	26.45	(2.3)	(18.9)
Market range:
High	23.40	24.72	30.76	(5.3)	(23.9)
Low	20.00	20.00	23.54	-	(15.0)

AT PERIOD END
Assets	$1,003,836	$956,911	$960,350	4.9%	4.5%
Deposits	808,917	765,895	778,359	5.6	3.9
Loans	808,583	776,350	697,466	4.2	15.9
Securities	99,062	110,033	129,557	(10.0)	(23.5)
Stockholders' equity	122,699	120,235	113,382	2.0	8.2

CAPITAL AND CREDIT QUALITY RATIOS
Average equity to average assets	12.56%	11.91%	11.87%
Allowance for credit losses to period-end loans	0.98	0.97	0.93
Nonperforming assets to total assets	0.34	0.39	0.46
Annualized net charge-offs to average loans	0.04	0.06	0.02

Shore Bancshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
				March 31, 2008	March 31, 2008
				compared to	compared to
	March 31, 2008	December 31, 2007	March 31, 2007	December 31, 2007	March 31, 2007
ASSETS
Cash and due from banks	$17,236	$17,198	$16,334	0.2%	5.5%
Interest-bearing deposits with other banks	6,928	3,036	29,423	128.2	(76.5)
Federal funds sold	28,313	6,646	51,394	326.0	(44.9)
Investments available-for-sale (at fair value)	86,056	97,137	115,595	(11.4)	(25.6)
Investments held-to-maturity	13,006	12,896	13,962	0.9	(6.8)

Loans	808,583	776,350	697,466	4.2	15.9
Less: allowance for credit losses	(7,926)	(7,551)	(6,506)	5.0	21.8
Loans, net	800,657	768,799	690,960	4.1	15.9

Premises and equipment, net	15,408	15,617	15,897	(1.3)	(3.1)
Accrued interest receivable	5,048	5,008	5,083	0.8	(0.7)
Goodwill	15,954	15,954	11,939	-	33.6
Other intangible assets, net	6,307	6,436	1,486	(2.0)	324.4
Other assets	8,923	8,184	8,277	9.0	7.8

Total assets	$1,003,836	$956,911	$960,350	4.9	4.5

LIABILITIES
Noninterest-bearing deposits	$103,328	$104,081	$103,780	(0.7)	(0.4)
Interest-bearing deposits	705,589	661,814	674,579	6.6	4.6
Total deposits	808,917	765,895	778,359	5.6	3.9

Short-term borrowings	42,712	47,694	32,815	(10.4)	30.2
Long-term debt	15,485	12,485	27,000	24.0	(42.6)
Accrued interest payable and other liabilities	14,023	10,602	8,794	32.3	59.5
Total liabilities	881,137	836,676	846,968	5.3	4.0

STOCKHOLDERS' EQUITY
Common stock, par value $0.01; authorized
35,000,000 shares	84	84	84	-	-
Additional paid in capital	29,578	29,539	29,462	0.1	0.4
Retained earnings	92,076	90,365	84,341	1.9	9.2
Accumulated other comprehensive income (loss)	961	247	(505)	289.1	290.3
Total stockholders' equity	122,699	120,235	113,382	2.0	8.2

Total liabilities and stockholders' equity	$1,003,836	$956,911	$960,350	4.9	4.5

Period-end shares outstanding	8,395	8,381	8,375	0.2	0.2
Book value per share	$14.62	$14.35	$13.54	1.9	8.0

Shore Bancshares, Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share data)

				1Q 08	1Q 08
				compared to	compared to
	1Q 08	4Q 07	1Q 07	4Q 07	1Q 07
INTEREST INCOME
Interest and fees on loans	$14,560	$14,958	$13,624	(2.7)%	6.9%
Interest and dividends on investment securities:
Taxable	1,080	1,205	1,284	(10.4)	(15.9)
Tax-exempt	123	124	124	(0.8)	(0.8)
Interest on federal funds sold	122	120	520	1.7	(76.5)
Interest on deposits with other banks	38	46	338	(17.4)	(88.8)
Total interest income	15,923	16,453	15,890	(3.2)	0.2

INTEREST EXPENSE
Interest on deposits	5,343	5,429	5,368	(1.6)	(0.5)
Interest on short-term borrowings	366	522	246	(29.9)	48.8
Interest on long-term debt	184	76	371	142.1	(50.4)
Total interest expense	5,893	6,027	5,985	(2.2)	(1.5)

NET INTEREST INCOME	10,030	10,426	9,905	(3.8)	1.3
Provision for credit losses	462	465	242	(0.6)	90.9

NET INTEREST INCOME AFTER PROVISION
FOR CREDIT LOSSES	9,568	9,961	9,663	(3.9)	(1.0)

NONINTEREST INCOME
Service charges on deposit accounts	871	952	689	(8.5)	26.4
Investment securities gains (losses)	-	4	-	(100.0)	-
Insurance agency commissions	3,467	2,694	2,039	28.7	70.0
Other noninterest income	1,164	1,065	920	9.3	26.5
Total noninterest income	5,502	4,715	3,648	16.7	50.8

NONINTEREST EXPENSE
Salaries and employee benefits	5,984	5,520	4,933	8.4	21.3
Occupancy expense	499	518	510	(3.7)	(2.2)
Furniture and equipment expense	286	324	322	(11.7)	(11.2)
Data processing	470	467	432	0.6	8.8
Directors' fees	165	178	163	(7.3)	1.2
Amortization of intangible assets	129	130	83	(0.8)	55.4
Other noninterest expenses	2,058	2,165	1,448	(4.9)	42.1
Total noninterest expense	9,591	9,302	7,891	3.1	21.5

Income before income taxes	5,479	5,374	5,420	2.0	1.1
Income tax expense	2,107	2,034	2,017	3.6	4.5

NET INCOME	$3,372	$3,340	$3,403	1.0	(0.9)

Weighted average shares outstanding - basic	8,391	8,380	8,382	0.1	0.1
Weighted average shares outstanding - diluted	8,400	8,391	8,396	0.1	0.0

Basic net income per share	$0.40	$0.40	$0.41	-	(2.4)
Diluted net income per share	0.40	0.40	0.41	-	(2.4)
Dividends paid per share	0.16	0.16	0.16	-	-